                                                                    Exhibit 99.2

                         AGREEMENT AND PLAN OF MERGER


                                     among


                             ELAN CORPORATION, PLC


                           LITHIUM ACQUISITION CORP.


                                      and


                          THE LIPOSOME COMPANY, INC.


                           Dated as of March 6, 2000

                               TABLE OF CONTENTS


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                                                                                 Page No.
                                                                                 --------
ARTICLE 1 The Merger..................................................................  1

      1.1  The Merger.................................................................  1
      1.2  The Closing................................................................  2
      1.3  Effective Time.............................................................  2
      1.4  The Charter and Bylaws.....................................................  2
      1.5  Directors of the Surviving Corporation.....................................  2
      1.6  Officers of the Surviving Corporation......................................  3

ARTICLE 2 Conversion and Exchange of Securities.......................................  3

      2.1  Merger Sub Stock...........................................................  3
      2.2  Company Stock..............................................................  3
      2.3  Exchange of Certificates Representing Company Common Stock.................  6
      2.4  Adjustment of Exchange Ratio...............................................  8
      2.5  Dissenters Rights..........................................................  8

ARTICLE 3 Representations and Warranties of the Company...............................  8

      3.1  Existence; Good Standing; Corporate Authority; Compliance with Law.........  9
      3.2  Authorization, Validity and Effect of Agreements...........................  9
      3.3  Capitalization.............................................................  9
      3.4  Subsidiaries............................................................... 10
      3.5  No Violation............................................................... 10
      3.6  SEC Documents.............................................................. 11
      3.7  Litigation................................................................. 12
      3.8  No Violation of Law........................................................ 12
      3.9  Absence of Certain Changes................................................. 13
     3.10  Taxes and Tax Returns...................................................... 13
     3.11  Employee Benefit Plans..................................................... 15
     3.12  Intellectual Property...................................................... 16
     3.13  Parent Stock Ownership..................................................... 17
     3.14  Tax Reorganization......................................................... 17
     3.15  State Takeover Statutes.................................................... 17
     3.16  No Brokers................................................................. 17
     3.17  Opinion of Financial Advisor............................................... 18
     3.18  Rights Agreement........................................................... 18
     3.19  Environmental Matters...................................................... 18

ARTICLE 4 Representations and Warranties of Parent and Merger Sub..................... 20

      4.1  Existence; Good Standing; Corporate Authority; Compliance with Law......... 20
      4.2  Authorization, Validity and Effect of Agreements........................... 21

      4.3  Capitalization............................................................  21
      4.4  Subsidiaries..............................................................  22
      4.5  No Violation..............................................................  22
      4.6  SEC Documents.............................................................  23
      4.7  Litigation................................................................  24
      4.8  No Violation of Law.......................................................  24
      4.9  Absence of Certain Changes................................................  25
     4.10  Taxes and Tax Returns.....................................................  25
     4.11  Employee Benefit Plans....................................................  25
     4.12  Intellectual Property.....................................................  27
     4.13  Company Stock Ownership...................................................  27
     4.14  Tax Reorganization........................................................  27

ARTICLE 5 Covenants..................................................................  28

      5.1  Alternative Proposals.....................................................  28
      5.2  Interim Operations........................................................  30
      5.3  Meetings of Stockholders..................................................  33
      5.4  Reasonable Efforts; Further Assurances....................................  34
      5.5  Inspection of Records.....................................................  34
      5.6  Publicity.................................................................  35
      5.7  Registration Statement....................................................  35
      5.8  Listing Application.......................................................  36
      5.9  Affiliate Letters.........................................................  36
     5.10  Expenses..................................................................  36
     5.11  Directors' and Officers' Indemnification and Insurance....................  37
     5.12  Conveyance Taxes..........................................................  38
     5.13  Benefit Arrangements......................................................  38
     5.14  Takeover Statutes, Etc....................................................  38
     5.15  Tax-Free Merger...........................................................  39
     5.16  CVR Agreement.............................................................  40

ARTICLE 6 Conditions.................................................................  40

      6.1  Conditions to Each Party's Obligation to Effect the Merger................  40
      6.2  Conditions to Obligation of the Company to Effect the Merger..............  41
      6.3  Conditions to Obligation of Parent and Merger Sub to Effect the Merger....  42

ARTICLE 7 Termination................................................................  43

      7.1  Termination by Mutual Consent.............................................  43
      7.2  Termination by Either Parent or the Company...............................  43
      7.3  Termination by the Company................................................  43
      7.4  Termination by Parent.....................................................  44
      7.5  Effect of Termination and Abandonment.....................................  45
      7.6  Extension; Waiver.........................................................  46

ARTICLE 8 General Provisions.........................................................  46

      8.1  Nonsurvival of Representations and Warranties; Survival of Tax Covenants..  46
      8.2  Notices...................................................................  46
      8.3  Assignment; Binding Effect................................................  47
      8.4  Entire Agreement..........................................................  48
      8.5  Amendment.................................................................  48
      8.6  Governing Law; Submission to Jurisdiction.................................  48
      8.7  Counterparts..............................................................  49
      8.8  Headings..................................................................  49
      8.9  Interpretation............................................................  49
     8.10  Waivers...................................................................  49
     8.11  Incorporation of Exhibits.................................................  49
     8.12  Severability..............................................................  49
     8.13  Enforcement of Agreement..................................................  49
     8.14  Definitions...............................................................  50

EXHIBIT A Form of Contingent Value Rights Agreement
EXHIBIT B Company Affiliate Letter


SCHEDULES

Company Disclosure Schedule
Parent Disclosure Schedule

          AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 6, 2000, among Elan Corporation, plc, a public limited company organized under the laws of Ireland ("Parent"), Lithium Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and The Liposome Company, Inc., a Delaware corporation (the "Company").

                                   RECITALS

          A. Parent and the Company each have determined that a business combination between Parent and the Company is in the best interests of their respective companies and stockholders, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein.

          B. The respective Boards of Directors of Parent, Merger Sub and the Company, and Parent, acting as the sole stockholder of Merger Sub, have approved the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement.

          C. It is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code (as defined in Section 3.10) with respect to which gain recognition is not required under Section 367(a) of the Code and that this Agreement shall be, and hereby is, adopted as a plan of reorganization for purposes of Section 368 of the Code.

          D. Merger Sub is a wholly-owned subsidiary of Parent and has been formed solely to facilitate the Merger and has conducted and will conduct no business or activity other than in connection with the Merger.

          E. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, a holder of shares of the outstanding Company Common Stock has entered into a Stockholder Agreement, dated as of the date hereof (the "Stockholder Agreement"), pursuant to which such holder has agreed, among other things, to vote in favor of the Merger. The Stockholder Agreement terminates upon the termination of this Agreement.


          NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                  The Merger

          1.1  The Merger.

          Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease and the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and will be a wholly- owned subsidiary of Parent, provided, however, that in the event that either tax counsel determines that it is unable to issue its opinion as described in Section 6.2(b) or 6.3(b), as the case may be, the parties shall restructure the transaction such that the Company shall be merged with and into Merger Sub, with Merger Sub being the Surviving Corporation, if that restructuring would enable such tax counsel to render its opinion. The Merger shall have the effects specified in the Delaware General Corporation Law ("DGCL").

          1.2  The Closing.

          Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York as promptly as practicable, but no later than one business day, following the satisfaction or waiver of the conditions set forth in Article 6 (other than conditions which by their nature are to be satisfied at Closing, but subject to those conditions) or
(b) at such other time, date or place as Parent and the Company may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

          1.3  Effective Time.

          If all the conditions set forth in Article 6 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 7, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL (the "Certificate of Merger") to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filings as the effective time of the Merger (the "Effective Time").

          1.4  The Charter and Bylaws.

          (a) The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until duly amended as provided therein or by applicable law.

          (b) The Bylaws of Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein or by applicable law.

          1.5  Directors of the Surviving Corporation.

          The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

          1.6  Officers of the Surviving Corporation.

          The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

                                   ARTICLE 2

                     Conversion and Exchange of Securities

          2.1  Merger Sub Stock.

          At the Effective Time, each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

          2.2  Company Stock.

          (a) (x) Subject to Section 2.3(e), at the Effective Time, each outstanding share of common stock, par value $.01 per share (the "Company Common Stock"), of the Company shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into (1) a number of American Depositary Shares ("Parent ADSs"), evidenced by American Depositary Receipts ("ADRs"), each Parent ADS representing one Ordinary Share ("Parent Ordinary Shares"), par value 5 Euro cents, of Parent equal to the Exchange Ratio and (2) one Contingent Value Right (a "CVR") to be issued pursuant to the Contingent Value Rights Agreement (the "CVR Agreement") in the form of Exhibit A hereto to be entered into between Parent and a bank or financial institution mutually acceptable to Parent and the Company (the "CVR Agent"). The consideration referred to in (subparagraphs (1) and (2) of this Section 2.2(a)(x) is hereinafter referred to as the "Merger Consideration").

               (y) The "Exchange Ratio" shall equal 0.3850. The Exchange Ratio shall be rounded to the nearest 1/10,000th of an ADS. "Parent Average Price" shall be the average of the closing prices of the Parent ADSs on the New York Stock Exchange ("NYSE") for the 10 consecutive trading days ending on the second
                 ----
trading day prior to the date of Company Stockholders Meeting (as defined herein) (such date being the "Determination Date"), as reported by The Wall Street Journal (or, if not reported thereby, any other authoritative source).

               (z) If the Parent Average Price (as defined herein) shall be less than $31.74 and if the Parent Price Decline (as defined herein) shall be more than twenty percentage points greater than the Index Decline (as defined herein), the Company may, at any time prior to the Effective Time, deliver a notice (the "Top-Up Request") to Parent requesting that the Exchange Ratio be increased to the Topped-Up Exchange Ratio (rounded to the nearest 1/10,000th of an ADS). Parent may, in its sole discretion, agree to increase the Exchange Ratio to the Topped-Up Exchange Ratio. No later than 10:00 a.m., New York City time on the third trading day following Parent's receipt of the Top-Up Request (the "Parent Response Time"), Parent shall deliver notice to the Company of its determination with respect thereto. If Parent agrees to increase the Exchange Ratio, the Exchange Ratio shall equal the Topped-Up Exchange Ratio. If the Company does not receive such notice by the Parent Response Time, the Company may at, at any time prior to the Effective Time, deliver a notice to Parent to the effect that the Company is terminating this Agreement pursuant to Section 2.2(a)(z). Notwithstanding anything herein to the contrary, unless Parent agrees to so increase the Exchange Ratio, the Company shall not be obligated to effect the Merger following the delivery of a Top-Up Request until 10:00 a.m. on the third trading day following the Parent Response Time.

          (aa) Parent Price Decline shall mean the percentage determined by dividing (a) $39 11/16 minus the Parent Average Price by (b) $39 11/16. Index Decline shall mean the percentage determined by dividing (c) the closing price of the S&P Pharmaceuticals Index (ticker symbol SPPRMC) on March 3, 2000 minus the average closing prices for the 10 consecutive trading days ending on the Determination Date of such Index by (d) the closing price of such Index on March 3, 2000, each as reported by the Wall Street Journal (or, if not reported there, any other authoritative source); provided, however, if such average is greater than the closing price of such Index on March 3, 2000, the percentage shall be 0%.

          (bb) If there has been an Index Decline, the Topped-Up Exchange Ratio shall be the lowest exchange ratio that would not have given the Company the right to send a Top-Up Request; otherwise the Topped-Up Exchange Ratio shall be $12.21 divided by the Parent Average Price.

          (b) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to be outstanding and shall cease to exist, and each holder of shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, the consideration contemplated by Section 2.2(a) and cash in accordance with Sections 2.3(c) and 2.3(e) upon the surrender of a certificate (a "Certificate") representing such shares of Company Common Stock.

          (c) Each share of Company Common Stock held in the Company's treasury at the Effective Time, and each share of Company Common Stock that is owned by Parent or any Parent Subsidiary (as defined in Section 4.1) at the Effective Time, shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and shall cease to exist without payment of any consideration therefor.

          (d) As of the Effective Time, each outstanding option to purchase capital stock of the Company (the "Company Options"), whether or not exercisable and whether or not vested, under any plan or arrangement of the Company providing for the grant of options to purchase shares of Company Common Stock (collectively, the "Company Stock Option Plans"), shall be converted into an option to purchase Parent ADSs and CVRs. Each Company Option so converted shall be exercisable upon the same terms and conditions as under the applicable Company Stock Option Plan and the applicable option agreement issued thereunder (including continuing any Company policy or procedure regarding cashless exercises), except that (A) each such Company Option shall be exercisable for
(x) that whole number of Parent ADSs (rounded to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio and (y) that number of CVR's equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, and (B) the option price per Parent ADS and CVRs shall be an amount equal to the option price per share of Company Common Stock subject to such Company Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the option price, as so determined, being rounded to the nearest whole cent). If any cash payments are made with respect to the CVRs prior to the exercise of a Company Option, the exercise price of the option shall be reduced by the amount of cash which would have been payable to the option holder had such holder exercised the option immediately prior to the record date for such payment. Notwithstanding the foregoing, the foregoing conversions with respect to any Company Options that are incentive stock options as defined in Section 422 of the Code shall be effected in a manner consistent with Section 424(a) of the Code, except as otherwise elected by the option holder.

          (e) Parent shall (i) on or prior to the Effective Time, reserve for issuance the number of Parent ADSs and CVRs that will become subject to options to purchase Parent ADSs and CVRs ("Parent Options") pursuant to Section 2.2(d),
(ii) from and after the Effective Time, upon exercise of the Parent Options in accordance with the terms thereof, make available for issuance all Parent ADSs and CVRs covered thereby, (iii) at the Effective Time, assume the Company Stock Plans, with the result that all obligations of the Company under the Company Stock Plans, including with respect to Company Options outstanding at the Effective Time, shall be obligations of Parent following the Effective Time and
(iv) as promptly as practicable after the Effective Time, issue to each holder of an outstanding Company Option a document evidencing the foregoing assumption by Parent.

          (f) The parties shall take all actions necessary to ensure that the Company Options converted by Parent qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent the Company Options qualified as incentive stock options prior to the Effective Time, except as otherwise elected by the option holder.

          (g) Parent shall, on the Closing Date, file a registration statement on Form S-8 under the Securities Act of 1933 (the "Securities Act"), covering the Parent ADSs and CVRs issuable upon the exercise of Parent Options created upon the assumption by Parent of Company Options under Section 2.2(d), and will maintain the effectiveness of such registration, and the current status of the prospectus contained therein, until the exercise or expiration of such Parent Options.

     2.3  Exchange of Certificates Representing Company Common Stock.

     (a) As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with a banking or other financial institution mutually acceptable to Parent and the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 2, certificates representing a number of Parent Ordinary Shares and CVRs sufficient to permit the Exchange Agent to issue the number of Parent ADSs and CVRs to be issued in connection with the Merger and cash in an amount equal to Parent's good faith estimate of the cash required to be paid to holders of shares of Company Common Stock in lieu of fractional shares expected to be payable in connection with the Merger (such cash and certificates for Parent ADSs and CVRs, together with any dividends or distributions with respect thereto (relating to record dates for such dividends or distributions after the Effective Time), being hereinafter referred to as the "Exchange Fund") to be issued pursuant to
Section 2.2 and paid pursuant to this Section 2.3 in exchange for outstanding shares of Company Common Stock.

     (b) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to such shares of Company Common Stock shall pass, only upon delivery of the Certificates representing such shares to the Exchange Agent and which letter shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for use in effecting the surrender of Certificates in exchange for the consideration contemplated by Section 2.2 and this Section 2.3, including cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of the shares represented by such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole Parent ADSs, (y) a CVR certificate issued pursuant to the CVR Agreement evidencing CVRs (a "CVR Certificate") and (z) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, that such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article 2, after giving effect to any required withholding tax, and the shares represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable to holders of shares of Company Common Stock. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of Parent ADSs, CVR Certificates, together with a check for the cash to be paid pursuant to Section 2.3(b)(y) may be issued to such a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

     (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on Parent ADSs and CVRs shall be paid with respect to any shares of Company Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Parent ADSs and CVRs issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Parent ADSs and CVRs and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Parent ADSs and CVRs, less the amount of any withholding taxes which may be required thereon.

     (d) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates for Parent ADSs and CVRs and cash deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 2. Certificates surrendered for exchange by any Affiliate (as defined in Section 5.9 hereof), shall not be exchanged until Parent has received a written agreement from such person as provided in Section 5.9.

     (e) No fractional Parent ADSs shall be issued pursuant hereto. In lieu of the issuance of any fractional Parent ADS, cash adjustments will be paid to holders in respect of any fractional Parent ADS that would otherwise be issuable, and the amount of such cash adjustment shall be equal to the product obtained by multiplying such stockholder's fractional Parent ADS that would otherwise be issuable by the closing price per Parent ADS on the Closing Date as reported by The Wall Street Journal (or, if not reported thereby, any other authoritative source).

     (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Parent ADSs and CVRs) that remains unclaimed by the former stockholders of the Company one year after the Effective Time shall be delivered to Parent. Any former stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to Parent, and Parent shall comply with such requests, made in accordance with the terms of this Agreement, for payment of their Parent ADSs and CVRs, cash and unpaid dividends and distributions on Parent ADSs and CVRs deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

     (g) None of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable (except to the extent provided by applicable law) to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Surviving Corporation may reasonably request as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Parent ADSs and CVRs and cash deliverable in respect thereof pursuant to this Agreement.

          2.4  Adjustment of Exchange Ratio.

          In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Parent ADSs or Company Common Stock, respectively, shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or other similar transaction (or a record date shall have been set for such purpose), amounts payable hereunder shall be appropriately adjusted.

          2.5  Dissenters Rights.

          Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL, if such Section 262 provides for appraisal rights for such shares in the Merger ("Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, as provided in
Section 2.1(b) hereof, unless and until such holder fails to perfect or effectively withdraws or otherwise loses his right to appraisal and payment under Section 262 of the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder is entitled, without interest or dividends thereon.

                                   ARTICLE 3

                 Representations and Warranties of the Company

          Except as set forth in the corresponding section or subsection of the disclosure schedule delivered at or prior to the execution hereof to Parent (the "Company Disclosure Schedule") or in the Company Reports (as defined in Section 3.6) filed on or prior to the date hereof, the Company represents and warrants to Parent as of the date of this Agreement as follows (it being understood that disclosure of an item is not to be construed as an admission of any fact):

          3.1  Existence; Good Standing; Corporate Authority; Compliance with
Law.

          The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing, individually and in the aggregate, is not reasonably likely to result in a Company Material Adverse Effect (as defined in Section
8.14 hereof). The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted or as reasonably contemplated in the future. The Company has no Subsidiaries (as defined in Section 8.14) other than those Subsidiaries set forth in Section
3.1 of the Company Disclosure Schedule (the "Company Subsidiaries"). Each of the Company Subsidiaries is a corporation duly organized, validly existing and in good standing, under the laws of the jurisdictions in which such companies are incorporated. Neither the Company nor any of the Company Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the Company or any of the Company Subsidiaries or any of their respective properties or assets is subject, other than any violations that are not reasonably likely to result in a Company Material Adverse Effect. The Company and each of the Company Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, except where the failure to obtain any such item or to take any such action, individually and in the aggregate, is not reasonably likely to result in a Company Material Adverse Effect.

          3.2  Authorization, Validity and Effect of Agreements.

          The Company has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby and to perform its obligations hereunder. Subject only to the approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of Company Common Stock, the consummation by the Company of the transactions contemplated hereby has been unanimously approved by the Board of Directors of the Company (the "Company Board") and duly authorized by all requisite corporate action. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

          3.3  Capitalization.

          The authorized capital stock of the Company consists of 120,000,000 shares of Company Common Stock and 2,400,000 shares of preferred stock of the Company (the "Company Preferred Stock"). As of March 2, 2000, there were

39,478,293 shares of Company Common Stock and no shares of Company Preferred Stock issued and outstanding. Since such date, no shares of capital stock of Company have been issued, except shares of Company Common Stock issued pursuant to the exercise of options outstanding under the Company Stock Option Plans. The Company is party to a Shareholder Rights Agreement, dated as of July 11, 1996 (the "Company Rights Agreement"), with American Stock Transfer, as Rights Agent. As of March 2, 2000, options to acquire 4,836,411 shares of Company Common Stock were outstanding pursuant to the terms of the Company Stock Option Plans and 100,000 shares of Series B Participating Preferred Stock were reserved for issuance in connection with the Rights issued pursuant to the Company Rights Agreement. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matter with respect to such securities. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and were issued in compliance with all applicable federal and state securities laws, rules and regulations. Other than as set forth above, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate the Company or any of the Company Subsidiaries to issue, transfer or sell any shares of capital stock of the Company or any of the Company Subsidiaries.

          3.4  Subsidiaries.

          The Company owns directly or indirectly each of the outstanding shares of capital stock of each of the Company Subsidiaries. Each of the outstanding shares of capital stock of each of the Company Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances.

          3.5  No Violation.

          Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or the Bylaws of the Company; (ii) result in a breach or violation of, or a default under, any existing Company Employee Plans, or any grant or award made under any of the foregoing or violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the Company or any of the Company Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, binding commitment or obligation to which the Company or any of the Company Subsidiaries is a party, or by which the Company or any of the Company Subsidiaries or any of their respective properties is bound or affected, except for any of the foregoing matters in this clause (ii), individually and in the aggregate, which are not reasonably likely to (a) result in a Company Material Adverse Effect or (b) impair in any material respect the ability of the Company to perform its obligations under this Agreement, or (c) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement; or (iii) other than (a) filings by the Company required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (b) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement relating to the approval by the Company's stockholders of this Agreement and such reports under the Securities Exchange Act of 1934 (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (c) any filings with and written authorization of the transaction by the New Jersey Department of Environmental Protection that may be required pursuant to the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. or under Indiana law, as
                                               -- ---
described in Section 6.3(d) hereof, (d) the filing of the Certificate of Merger with the Delaware Secretary of State, (e) the filings and notifications required by the rules of the Nasdaq National Market, (f) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states, and
(g) such authorizations, orders, consents, licenses, confirmations, clearances, permissions and approvals as may be required in any foreign jurisdiction for the purposes of applicable anti-trust, competition, takeover or similar legislation require, by or with respect to the Company or any of the Company Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger, any consent, approval or authorization of, or declaration, filing or registration with, any domestic or foreign governmental or regulatory authority ("Governmental Entity"), other than consents, approvals, authorizations, declarations or filings or registration which, if not obtained or made, individually and in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect.

          3.6  SEC Documents.

          (a) As of their respective dates, or, if amended, as of the date of the last such amendment, each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) of the Company prepared by the Company since January 1, 1998, in the form (including exhibits and any amendments thereto) filed with the SEC, (collectively, the "Company Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder applicable to such Company Reports and (ii) at the time they were filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and each of the Company Subsidiaries as of its date, and each of the consolidated statements of operations, stockholders' equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects the financial position, results of operations and cash flows, as the case may be, of the Company and each of the Company Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not reasonably likely to be material in amount or effect, and the absence of footnotes), in each case in accordance with U.S. generally accepted accounted principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

          (b) Except as and to the extent set forth on the balance sheet of the Company as of September 30, 1999, including the notes thereto (the "Company
                                                                    -------
Balance Sheet"), the Company has no material liability or obligation of any
-------------
nature (whether accrued, absolute, contingent or otherwise) except for liabilities and obligations (i) disclosed in any Company Report and Mailings (as defined hereafter) filed since September 30, 1999 and prior to the date of this Agreement, (ii) incurred since September 30, 1999 in the ordinary course of business, (iii) incurred pursuant to this Agreement or (iv) liabilities or obligations which individually and in the aggregate, would not have a Company Material Adverse Effect.

          (c) The Company will deliver to Parent as soon as they become available true and complete copies of any report, registration statement or statement mailed by it to its securityholders generally (the "Mailings")
                                                              --------
subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such Mailings (excluding any information therein provided by Parent or Merger Sub, as to which the Company makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law.

          3.7  Litigation.

          There are no actions, suits or proceedings pending against the Company or any of the Company Subsidiaries or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries that, individually and in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

          3.8  No Violation of Law.

          (a) The Company and each of the Company Subsidiaries is not in violation of any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to its business or operations, except where any such violations or failures to comply would not, individually and in the aggregate, have a Company Material Adverse Effect. The Company and each of the Company Subsidiaries has all permits, licenses and franchises from governmental agencies required to conduct its business as now being conducted, except for such permits, licenses and franchises the absence of which would not, individually and in the aggregate, have a Company Material Adverse Effect.

          (b) To the best of the Company's knowledge, as to each product subject to FDA's jurisdiction under the Federal Food, Drug and Cosmetic Act ("FDCA") and the jurisdiction of the Drug Enforcement Agency under the
  ----
Comprehensive Drug Abuse Prevention and Control Act of 1970 ("CSA") which is
                                                              ---
manufactured, tested, distributed, held, and/or marketed by the Company, such product is being manufactured, held and distributed in substantial compliance with all applicable requirements under the FDCA and the CSA including, but not limited to, those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, record keeping, filing of reports, and security.

          (c) The Company will promptly provide Parent with copies of any document that is issued, prepared, or otherwise becomes available from the date of this Agreement until the Effective Time which bears on the regulatory status under the FDCA or the CSA of the Company and each of the Company Subsidiaries, or any product of the Company and each of the Company Subsidiaries, including, but not limited to, any deficiency letter, warning letter, non-approvable letter/order, and withdrawal letter/order, except for documents reflecting such matters which, individually and in the aggregate, would not have a Material Adverse Effect.

          3.9  Absence of Certain Changes.

          Since September 30, 1999, other than as set forth in the Company Reports, the Company has conducted its business only in the ordinary course of such business, and there has not been (i) any Company Material Adverse Effect or any event which is reasonably likely to result in a Company Material Adverse Effect; or (ii) any material change in its accounting principles, practices or methods, except as required under GAAP or applicable law.

          3.10 Taxes and Tax Returns.

          (a)  As used in this Agreement:

          "Code" means the Internal Revenue Code of 1986, as amended. All citations to provisions of the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto.

          "Taxes" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, employment, excise, unemployment, premium, social security, occupation, stamp, and property taxes, together with all interest, penalties and additions to tax imposed with respect to such amounts.

          "Tax Return" means any report, return, declaration or other form or document filed or required to be filed with a taxing authority in connection with any Taxes.

          (b) All material Tax Returns required to be filed by or with respect to the Company and each of the Company Subsidiaries have been timely filed and all such Tax Returns are true, correct and complete in all material respects. The Company and each of the Company Subsidiaries have (i) timely paid or caused to be timely paid, or made adequate provisions in accordance with GAAP, all Taxes due, whether or not shown (or required to be shown) on a Tax Return (other than Taxes that are being contested in good faith and for which adequate reserves have been made) and (ii) provided a sufficient reserve (without regard to deferred Tax assets and liabilities) for the payment of all Taxes not yet due and payable on the financial statements included in the Company Reports.

          (c) The Company and each of the Company Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be withheld and paid over except where the failure to withhold and pay over, individually and in the aggregate, are not reasonably likely to have a Material Adverse Effect.

          (d) To the Company's knowledge, none of the Tax Returns of the Company or any of the Company Subsidiaries is currently being examined by the Internal Revenue Service ("IRS") or relevant state, local or foreign taxing authorities and there are no administrative or court proceedings relating to any Taxes in progress or, to the Company's knowledge, pending.

          (e) Except for liens for Taxes that are not yet due and payable, there are no liens for any Tax upon any asset of the Company or any of the Company Subsidiaries.

          (f) Neither the Company nor any of the Company Subsidiaries is, or has been, a party to any agreement (other than this Agreement) relating to allocating or sharing the payment of, or liability for, Taxes.

          (g) Neither the Company nor any of the Company Subsidiaries is a party to any contract, agreement, plan or arrangement that, individually or in the aggregate, or when taken together with any payment that may be made under this Agreement or any agreements contemplated hereby, would give rise to the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

          (h) True and complete copies of all federal, state, local and foreign Tax Returns of the Company and each of the Company Subsidiaries have been made available to Parent prior to the date hereof to the extent reasonably requested by Parent.

          (i) No extension of time with respect to any date on which a Tax Return was or is to be filed by the Company or any of the Company Subsidiaries is in force, and no waiver or agreement by the Company or any of the Company Subsidiaries is in force for the extension of time for the assessment or payment of any Taxes.

          (j) Neither the Company nor any of the Company Subsidiaries has been a member of an (i) affiliated group (within the meaning of Section 1504 of the Code) or (ii) affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes, other than the group of which the Company is the common parent.

          3.11 Employee Benefit Plans.

          (a) Schedule 3.11 of the Company Disclosure Schedule contains a list of each material plan, program, arrangement and contract which is maintained by the Company or any Company Subsidiaries or under which the Company or any of the Company Subsidiaries is obligated to make contributions and which provides benefits or compensation to or on behalf of employees or former employees, including but not limited to executive arrangements and "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). All such material plans, programs, arrangements, practices or contracts are referred to herein as "Company Employee Plans." The Company has made available to Parent the plan documents or other writing constituting each Company Employee Plan that has been reduced to writing and, if applicable, the trust, insurance contract or other funding arrangement, the ERISA summary plan description and the most recent Forms 5500 and actuarial report for each such Plan. The Company has made available to Parent accurate copies of the most recent favorable determination letters for all Company Employee Plans qualified under Section 401(a) of the Code.

          (b) With respect to each Company Employee Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) no reportable events within the meaning of Section 4043(c) of ERISA with respect to which the 30-day notice period have not been waived have occurred which, individually and in the aggregate, are reasonably likely to result in a Company Material Adverse Effect, (iii) all premiums required to be paid to the Pension Benefit Guaranty Corporation have been timely paid in full; and (iv) all contributions to the Company Employee Plans required to be made by the Company or any Company Subsidiary have been timely made in all material respects. There does not now exist, nor do any circumstances exist as are reasonably likely to result in, any Company Controlled Group Liability (as defined below) that is reasonably likely to be a liability of the Company or any Company Subsidiary following the Effective Time. "Company Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code and (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, other than, in each case, such liabilities that arise solely out of, or relate solely to, the Company Employee Plans. There are no investigations by any governmental agency (including the Pension Benefit Guaranty Corporation), termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Employee Plans), suits or proceedings against or involving any Company Employee Plans or asserting any rights to or claims for benefits under any Company Employee Plan that are reasonably likely to have a Company Material Adverse Effect.

          (c) Neither the Company nor any Company Subsidiary is, or has been, a participant in a multiemployer plan (within the meaning of ERISA Section 3(37)). Neither the Company nor any of the Company Subsidiaries is obligated to provide post-employment or retirement medical benefits or any other unfunded welfare benefits to or on behalf of any Person who is no longer an employee of Company or any of the Company Subsidiaries, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

          (d) Each Company Employee Plan has at all times been maintained, by its terms and in operation, in accordance with all applicable laws, and each of those Company Employee Plans which are intended to be qualified under Section 401(a) of the Code has at all times been maintained, by its terms and in operation, in accordance with Section 401(a) of the Code, in each case except where a failure to be so maintained, individually and in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

          (e) No prohibited transaction has occurred with respect to any Company Employee Plan maintained by the Company or any of the Company Subsidiaries that would result, directly or indirectly, in the imposition of an excise tax or other liability under the Code or ERISA, except for such a tax or other liability that, individually and in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

          (f) No employee of the Company or any of the Company Subsidiaries will be entitled to any additional payment or benefits or acceleration of the time of payment or vesting of any benefit under any Company Employee Plan or other agreement or arrangement as a result of the transactions contemplated by this Agreement.

          3.12 Intellectual Property.

          Each of the Company and its Subsidiaries owns, or is validly licensed or otherwise has the right to use all patents, patent applications, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, "Intellectual Property Rights") which if the Company or its Subsidiaries did not own or validly license or otherwise have the right to use would, individually and in the aggregate, have a Material Adverse Effect on the Company. Section 3.12 of the Company Disclosure Schedule sets forth, as of the date hereof, a list of all material granted patents, pending patent applications, trademarks and applications therefor owned by or licensed to the Company or any of its Subsidiaries. No claims are pending or, to the knowledge of the Company, threatened that the Company or any of its Subsidiaries is infringing the rights of any Person with regard to any Intellectual Property Right which, individually and in the aggregate, have or would have a Material Adverse Effect on the Company. To the knowledge of the Company, no person is infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right which would have a Material Adverse Effect on the Company. As of the date hereof, the Company has no knowledge that the business of the Company and its Subsidiaries as presently conducted or as presently contemplated does or will infringe (i) any granted patent or existing trademark or (ii) any patent granted from a pending patent application. No claims are pending or, to the knowledge of the Company, are threatened challenging the ownership of or license to the Intellectual Property Rights owned by or licensed to the Company and its Subsidiaries which would, individually and in the aggregate, have a Material Adverse Effect on the Company.

          3.13 Parent Stock Ownership.

          Neither the Company nor any of the Company Subsidiaries beneficially owns any Parent ADSs or other securities convertible into or exercisable for Parent ADSs.

          3.14 Tax Reorganization.

          Neither the Company nor any of the Company Subsidiaries has taken or agreed to take any action or knows of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code with respect to which gain recognition is not required under Section 367(a) of the Code.

          3.15 State Takeover Statutes.

          The Company Board has approved this Agreement, the Stockholder Agreement and the Merger, and such approval is sufficient to render inapplicable to this Agreement, the Stockholder Agreement and the Merger, the provisions of
Section 203 of the DGCL to the extent, if any, such Section is applicable to this Agreement, the Stockholder Agreement and the Merger. To the Company's knowledge, no other state antitakeover statute or similar statute or regulation is applicable to the Merger or the other transactions contemplated hereby.

          3.16 No Brokers.

          The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained Warburg Dillon Read LLC ("WDR") as its financial advisors. A copy of WDR's engagement letter has been previously delivered to Parent.

          3.17 Opinion of Financial Advisor.

          The Board of Directors of the Company has received the opinion of WDR to the effect that, as of the date hereof, the consideration to be received in the Merger is fair to the holders of Company Common Stock from a financial point of view.

          3.18 Rights Agreement.

          The Company has taken all actions necessary to irrevocably (i) render the Company Rights Agreement inapplicable to this Agreement, the Stockholder Agreement, the Merger and the other transactions contemplated hereby and thereby and (ii) ensure that the Rights will not become separable, distributable, unredeemable or exercisable as a result of the approval, execution and delivery of this Agreement and the Stockholder Agreement or the consummation of the Merger and the other transactions contemplated hereby and thereby. A correct and complete copy of the Company Rights Agreement, as amended to date, has been furnished to Parent.

          3.19 Environmental Matters.

          (a) The Company and its Subsidiaries possess all Environmental Permits under applicable Environmental Laws to conduct its current business, and is in compliance with the terms and conditions of such Environmental Permits, except where such failures to possess or comply, individually and in the aggregate, would not have a Company Material Adverse Effect, nor has the Company reason to believe that any Environmental Permits possessed by the Company and its Subsidiaries will be revoked, suspended, or will not be renewed.

          (b) To the best of the Company's knowledge, the execution and delivery of this Agreement and the consummation by the Company of the Merger and other transactions contemplated hereby and the exercise by the Parent and the Merger Sub or rights to own and operate the businesses of the Company substantially as presently conducted will not affect the validity of any Environmental Permits held by the Company and its Subsidiaries.

          (c) The Company and its Subsidiaries are in compliance, and within the period of all applicable statutes of limitation, has complied, with all applicable Environmental Laws including, without limitation, the transport, storage, treatment and disposal of Hazardous Materials, except where the failure to comply, individually and in the aggregate, would not have a Company Material Adverse Effect; and has not received notice of any liability under any Environmental Law.

          (d) (i) There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice of violation, investigation, notice or demand letter, or request for information pending or, to the knowledge of the Company threatened, under any Environmental Law against the Company or any of its Subsidiaries, and
(ii) to the knowledge of the Company, there is no civil, criminal or administrative action, suit, demand , claim, hearing, notice of violation, investigation, notice or demand letter, or request for information pending or threatened against any person or entity, including but not limited to any Contractor (as hereinafter defined), in connection with which liability could reasonably be imputed or attributed by law or contract to the Company or any of its Subsidiaries.

     (e) To the best of the Company's knowledge, no property or facility presently or formerly owned, operated, or leased by the Company or any of its Subsidiaries, or by any of their respective predecessors in interest, is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or on any comparable list
                                    ------
established under any Environmental Law, nor has the Company nor any of its Subsidiaries received any notification of potential or actual liability or any request for information under CERCLA or any comparable Environmental Law.

     (f) To the best of the Company's knowledge, (i) there has been no disposal, spill, discharge, or release of any Hazardous Material by the Company or any of its Subsidiaries or of their respective predecessors in interest, on, at, or under any property presently or formerly owned, leased, or operated by the Company or any of its Subsidiaries, any of their predecessors in interest, or by any Contractor, and (ii) there are no Hazardous Materials located in, at, on, or under any such facility or property, or at any other location, in each case that could reasonably be expected to result in liability under or costs pursuant to any Environmental Laws to the Company or any of its Subsidiaries in excess of $100,000, either individually or in the aggregate.

     (g) To the best of the Company's knowledge, there has not been any underground storage tank or other underground storage receptacle or related piping, or any surface impoundment or other disposal area containing Hazardous Materials located on any facility or property owned, leased or operated by the Company or any of its Subsidiaries, or any of their respective predecessors in interest, during the period of such ownership, lease or operation.

     (h) To the best of the Company's knowledge, no lien has been recorded against any properties, assets or facilities owned, leased or operated by the Company or any of its Subsidiaries under any Environmental Law.

     (i) To the best of the Company's knowledge, the Company has made available to Parent, Merger Sub and their authorized representatives all records and files, including, but not limited to, all assessments, reports, studies, audits, analyses, tests and data in possession of the Company or any of its Subsidiaries concerning the existence of Hazardous Materials at facilities or properties currently or formerly owned, operated, or leased by the Company, any of its Subsidiaries or any former subsidiary or any of their respective predecessors in interest, or concerning compliance by the Company or any of its Subsidiaries with, or liability under, any Environmental Law.

          For purposes of this Agreement:

          (i)   "Contractor" shall mean any person or entity, including but not
                 ----------
limited to partners, licensors, and licensees, with which the Company formerly or presently has any agreement or arrangement under which such person or entity has or had physical possession of, and was or is obligated to develop, test, process, manufacture, produce or package any component ingredients owned by the Company.

          (ii)  "Environmental Law" shall mean CERCLA, the Resource Conservation
                 -----------------
and Recovery Act of 1976, as amended, and any other applicable federal, state, local, or foreign statute, rule, regulation, order, judgment, directive, decree or common law as now or previously in effect relating to, pollution or the protection of the outdoor or indoor environment, including without limitation ambient air, groundwater, surface water, subsurface strata, land and natural resources such as wetlands, flora and fauna, employee health or safety, the experimental use of animals, or the disposal of animal carcasses, including without limitation those relating to the release or threatened release or discharge of any Hazardous Material into the environment, the generation, handling, treatment, storage, transport or disposal of any Hazardous Material.

          (iii) "Environmental Permit" shall mean any permit, license, approval,
                 --------------------
consent, or other authorization by a federal, state, local, or foreign government or regulatory entity issued pursuant to any Environmental Law.

          (iv)  "Hazardous Material" shall mean any pollutant, contaminant, or
                 ------------------
hazardous, toxic, medical, biohazardous, infectious or dangerous waste, or any other chemical, substance, constituent or material, including, without limitation, any asbestos, any petroleum, oil (including crude oil or any fraction thereof), any radioactive substance, any animal carcass, any toxin, chemical, virus, infectious disease or disease-causing agent, that is subject to regulation or can give rise to liability under any Environmental Law.

                                   ARTICLE 4

            Representations and Warranties of Parent and Merger Sub

          Except as set forth in the corresponding section or subsection of the disclosure schedule delivered at or prior to the execution hereof to the Company (the "Parent Disclosure Schedule") or in the Parent Reports (as defined in
Section 4.6) filed on or prior to the date hereof, Parent and Merger Sub represent and warrant to the Company as of the date of this Agreement as follows (it being understood that disclosure of an item is not to be construed as an admission of any fact):

          4.1   Existence; Good Standing; Corporate Authority; Compliance with
Law.

          Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Parent is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing, individually and in the aggregate, is not reasonably likely to result in a Parent Material Adverse Effect (as defined in Section 8.14 hereof). Parent has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted or as reasonably contemplated in the future. Each of the Subsidiaries of Parent (the "Parent Subsidiaries") is a corporation duly organized, validly existing and in good standing, under the laws of the respective jurisdictions in which they are incorporated. None of Parent, any of the Parent Subsidiaries or Merger Sub is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Parent, the Parent Subsidiaries or Merger Sub or any of their respective properties or assets is subject, other than any violations which are not reasonably likely to result in a Parent Material Adverse Effect. Parent, any of the Parent Subsidiaries and Merger Sub have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, except where the failure to obtain any such item or to take any such action, individually and in the aggregate, is not reasonably likely to result in a Parent Material Adverse Effect.

          4.2  Authorization, Validity and Effect of Agreements.

          Each of Parent and Merger Sub, respectively, has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby (including the CVR Agreement), and perform its obligations hereunder and thereunder. The consummation by Parent and Merger Sub, as applicable, of the transactions contemplated hereby have been unanimously approved by the Board of Directors of Parent and Merger Sub, as applicable, and duly authorized by all requisite corporate action. This Agreement constitutes, and the CVR Agreement when executed will constitute, the valid and legally binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

          4.3  Capitalization.

          The authorized capital stock of Parent consists of 600,000,000 Parent Ordinary Shares, 1,000 executive shares, par value Euro 1.25 each ("Parent
                                                                    ------
Executive Shares"), and 25,000 'B' executive shares, par value 5 Euro cents each
----------------
("Parent 'B' Executive Shares").  As of December 31, 1999, there were
  ---------------------------
269,128,803 Parent Ordinary Shares issued and outstanding, no Parent Ordinary Shares held in Parent's treasury, 1,000 Parent Executive Shares outstanding and 21,375 Parent 'B' Executive Shares outstanding. As of such date there were (i) 35,112,331 Parent Ordinary Shares reserved for issuance upon the exercise of outstanding options ("Outstanding Options"),
                                                        -------------------
(ii) 14,753,520 Parent Ordinary Shares reserved for issuance upon the exercise of outstanding warrants (the "Warrants"), (iii) 4,574,635 Parent Ordinary Shares reserved for issuance upon the exchange of the Exchangeable Notes due 2005 issued by Athena Neurosciences, Inc., a wholly-owned subsidiary of Parent ("Athena Notes"), guaranteed by Parent, and (iv) 22,598,758 Parent Ordinary
  ------------
Shares reserved for issuance upon the exchange of the Liquid Yield Option Notes Due 2018 issued by Elan Finance Corporation Ltd., a wholly-owned subsidiary of Parent ("LYONS"), guaranteed by Parent. Except for the Outstanding Options, the
         -----
Warrants, the Athena Notes and the LYONS, there were not as of December 31, 1999 any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating Parent to issue, transfer or sell any share of its capital stock or any other securities convertible into or evidencing the right to subscribe for any such shares. All issued and outstanding Parent Ordinary Shares are duly authorized, validly issued and fully paid, and nonassessable. The issuance of the Parent ADSs, each representing one Parent Ordinary Share, pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights. The issuance of CVRs pursuant to the Merger has been duly authorized and the CVRs will be valid and binding obligations of Parent, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

          All of the issued and outstanding shares of capital stock of Merger Sub are owned by Parent. Merger Sub has not engaged in any activities other than in connection with its formation and the transactions contemplated by this Agreement.

          4.4  Subsidiaries.

          Parent owns directly or indirectly each of the outstanding shares of each of the Parent Subsidiaries. Each of the outstanding shares of capital stock of each of the Parent Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Parent free and clear of all liens, pledges, security interests, claims or other encumbrances.

          4.5  No Violation.

          Neither the execution and delivery by Parent and Merger Sub of this Agreement or the CVR Agreement nor the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby in accordance with the terms hereof or thereof, will: (i) conflict with or result in a breach of any provisions of the respective Certificate of Incorporation or Bylaws of Parent or Merger Sub; (ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of the Parent Stock Option Plans, or any grant or award under any of the foregoing, or violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of Parent, any of the Parent Subsidiaries or Merger Sub under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, binding commitment or obligation to which Parent, any of the Parent Subsidiaries or Merger Sub is a party, or by which Parent, any of the Parent Subsidiaries or Merger Sub or any of their respective properties is bound or affected, except for any of the foregoing matters which is not reasonably likely to (a) result in a Parent Material Adverse Effect, (b) impair in any material respects the ability of Parent to perform its obligations under this Agreement, or (c) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement; or
(iii) other than (a) filings by Parent required under the HSR Act, (b) the filing with the SEC of a Registration Statement on Form F-4, (c) the filing of the Certificate of Merger with the Delaware Secretary of State, (d) filings required by the Mergers, Take-overs and Monopolies (Control) Act, 1978 (as amended) of Ireland (the "Irish Mergers Act"), (e) the listing on the NYSE of
                          -----------------
the Parent ADSs to be issued in connection with the Merger, (f) the listing on the respective official lists of the Irish Stock Exchange and the London Stock Exchange of Parent Ordinary Shares to be represented by Parent ADSs constituting the Merger Consideration, (g) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states, and (h) such authorizations, orders, consents, licenses, confirmations, clearances, permissions and approvals as may be required in any foreign jurisdiction for the purposes of applicable anti-trust, competition, takeover or similar legislation, require, by or with respect to Parent, any of the Parent Subsidiaries or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the CVR Agreement by Parent or the consummation by Merger Sub of the Merger, any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, other than consents, approvals, authorizations, declarations or filings or registrations which, if not obtained or made, are not reasonably likely to result in a Parent Material Adverse Effect or materially impair Parent's ability to perform its obligations under the CVR Agreement.

          4.6  SEC Documents.

          (a) As of their respective dates, or, if amended, as of the date of the last such amendment, each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) of Parent prepared by Parent since January 1, 1998, in the form (including exhibits and any amendments thereto) filed with the SEC, (collectively, the "Parent Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder applicable to such Parent Reports and (ii) at the time they were filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Parent and each of the Parent Subsidiaries as of its date, and each of the consolidated statements of operations, stockholders' equity and cash flows included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents in all material respects the financial position, results of operations and cash flows, as the case may be, of Parent and each of the Parent Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not reasonably likely to be material in amount or effect, and the absence of footnotes), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

          (b) Except as and to the extent set forth on the balance sheet of Parent as of September 30, 1999, including the notes thereto (the "Parent
                                                                   ------
Balance Sheet"), Parent has no material liability or obligation of any nature
-------------
(whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with GAAP, except for liabilities and obligations (i) disclosed in any Parent Report and Parent Mailing (as defined hereafter) filed since September 30, 1999 and prior to the date of this Agreement, (ii) incurred since September 30, 1999 in the ordinary course of business, (iii) incurred pursuant to this Agreement or
(iv) liabilities or obligations which individually and in the aggregate, would not have a Parent Material Adverse Effect.

          (c) Parent will deliver to the Company as soon as they become available true and complete copies of any report, registration statement or statement mailed by it to its securityholders generally (the "Parent Mailings")
                                                              ---------------
subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such Parent Mailings (excluding any information therein provided by the Company, as to which Parent makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law.

          4.7  Litigation.

          There are no actions, suits or proceedings pending against Parent, any of the Parent Subsidiaries or Merger Sub or, to the knowledge of Parent, threatened against Parent, any of the Parent Subsidiaries or Merger Sub, that, individually or in the aggregate, are reasonably likely to have a Parent Material Adverse Effect.

          4.8  No Violation of Law.

          The business and operations of Parent and the Parent Subsidiaries have been conducted in compliance with all other applicable laws, ordinances, regulations and orders of all governmental entities and other regulatory bodies, except where such noncompliance, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect.

          4.9  Absence of Certain Changes.

          Since September 30, 1999, other than as set forth in the Parent Reports, Parent has conducted its business only in the ordinary course of such business, and there has not been (i) any Parent Material Adverse Effect or any event which is reasonably likely to result in a Parent Material Adverse Effect; or (ii) any material change in its accounting principles, practices or methods, except as required under GAAP or applicable law.

          4.10 Taxes and Tax Returns.

          (a) All material Tax Returns required to be filed by or with respect to Parent and each of Parent Subsidiaries have been timely filed and all such Tax Returns are true, correct and complete in all material respects. The Parent and each of Parent Subsidiaries have (i) timely paid or caused to be timely paid, or made adequate provisions in accordance with GAAP, all Taxes due, whether or not shown (or required to be shown) on a Tax Return (other than Taxes that are being contested in good faith and for which adequate reserves have been made) and (ii) provided a sufficient reserve (without regard to deferred Tax assets and liabilities) for the payment of all Taxes not yet due and payable on the financial statements included in Parent Reports.

          (b) The Parent and each of Parent Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be withheld and paid over except where the failure to withhold and pay over, individually and in the aggregate, are not reasonably likely to have a Material Adverse Effect.

          (c) Except for liens for Taxes that are not yet due and payable, there are no liens for any material Tax upon any asset of Parent or any of Parent Subsidiaries.

          (d) As of December 31, 1999, Parent was not a passive foreign investment company as defined in Section 1297(a) of the Code and, to the best of the Parent's knowledge, there is no reasonable basis to believe that it may become one in the foreseeable future.

          4.11 Employee Benefit Plans.

          (a) All material plans, programs, arrangements and contracts which are maintained by Parent or any Parent Subsidiaries or under which Parent or any of Parent Subsidiaries is obligated to make contributions and which provides benefits or compensation to or on behalf of employees or former employees, including but not limited to executive arrangements and "employee benefit plans" as defined in
Section 3(3) of ERISA, are referred to herein as "Parent Employee Plans." Parent has made available to the Company the plan documents or other writing constituting each Parent Employee Plan that has been reduced to writing and, if applicable, the trust, insurance contract or other funding arrangement, the ERISA summary plan description and the most recent Forms 5500 and actuarial report for each such Plan. Parent has made available to the Company accurate copies of the most recent favorable determination letters for all Parent Employee Plans qualified under Section 401(a) of the Code.

          (b) With respect to each Parent Employee Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) no reportable events within the meaning of Section 4043(c) of ERISA with respect to which the 30-day notice period have not been waived have occurred which is reasonably likely to result in a Parent Material Adverse Effect, (iii) all premiums required to be paid to the Pension Benefit Guaranty Corporation have been timely paid in full, and (iv) all contributions to the Parent Employee Plans required to be made by Parent or any Parent Subsidiary have been timely made in all material respects. There does not now exist, nor do any circumstances exist as are reasonably likely to result in, any Parent Controlled Group Liability (as defined below) that is reasonably likely to be a liability of Parent or any Parent Subsidiary following the Effective Time. "Parent Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code and
(iv) the continuation coverage requirements of Section 601 et seq. of ERISA and
Section 4980B of the Code, other than, in each case, such liabilities that arise solely out of, or relate solely to, Parent Employee Plans. There are no investigations by any governmental agency (including the Pension Benefit Guaranty Corporation), termination proceedings or other claims (except claims for benefits payable in the normal operation of the Parent Employee Plans), suits or proceedings against or involving any Parent Employee Plans or asserting any rights to or claims for benefits under any Parent Employee Plan that are reasonably likely to have a Parent Material Adverse Effect.

          (c) Neither Parent nor any Parent Subsidiary is, or has been, a participant in a multiemployer plan (within the meaning of ERISA Section 3(37)). Neither Parent nor any of Parent Subsidiaries is obligated to provide post-employment or retirement medical benefits or any other unfunded welfare benefits to or on behalf of any Person who is no longer an employee of Parent or any of Parent Subsidiaries, except for health continuation coverage as required by
Section 4980B of the Code or Part 6 of Title I of ERISA.

          (d) Each Parent Employee Plan has at all times been maintained, by its terms and in operation, in accordance with all applicable laws, and each of those Parent Employee Plans which are intended to be qualified under Section 401(a) of the Code has at all times been maintained, by its terms and in operation, in accordance with Section 401(a) of the Code, in each case except where a failure to be so maintained is not reasonably likely to have a Parent Material Adverse Effect.

          (e) No prohibited transaction has occurred with respect to any Parent Employee Plan maintained by Parent or any of Parent Subsidiaries that would result, directly or indirectly, in the imposition of an excise tax or other liability under the Code or ERISA, except for such a tax or other liability that is not reasonably likely to have a Parent Material Adverse Effect.

          (f) No employee of Parent or any of the Parent Subsidiaries will be entitled to any additional payment or benefits or acceleration of the time of payment or vesting of any benefit under any Parent Employee Plan or other agreement or arrangement as a result of the transactions contemplated by this Agreement.

          4.12 Intellectual Property.

          Each of Parent and its Subsidiaries owns, or is validly licensed or otherwise has the right to use all Intellectual Property Rights which if Parent or its Subsidiaries did not own or validly license or otherwise have the right to use would, individually and in the aggregate, have a Parent Material Adverse Effect. No claims are pending or, to the knowledge of Parent, threatened that Parent or any of its Subsidiaries is infringing the rights of any Person with regard to any Intellectual Property Right which have or would, individually and in the aggregate, have a Parent Material Adverse Effect. To the knowledge of Parent, no person is infringing the rights of Parent or any of its Subsidiaries with respect to any Intellectual Property Right which would have a Parent Material Adverse Effect. As of the date hereof, Parent has no knowledge that the business of Parent and its Subsidiaries as presently conducted or as presently contemplated does or will infringe (i) any granted patent or existing trademark or (ii) any patent granted from a pending patent application. No claims are pending or, to the knowledge of Parent, are threatened challenging the ownership of or license to the Intellectual Property Rights owned by or licensed to Parent and its Subsidiaries which would, individually and in the aggregate, have a Parent Material Adverse Effect.

          4.13 Company Stock Ownership.

          Neither Parent nor any of the Parent Subsidiaries beneficially owns any shares of Company Common Stock or other securities convertible into or exercisable for Company Common Stock.

          4.14 Tax Reorganization.

          Neither Parent nor any of the Parent Subsidiaries has taken or agreed to take any action or knows of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code with respect to which gain recognition is not required under Section 367(a) of the Code.

                                   ARTICLE 5

                                   Covenants

          5.1  Alternative Proposals.

          (a) The Company, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties other than Parent or Merger Sub conducted heretofore with respect to a Transaction and, pursuant to the confidentiality agreements with such parties, the Company shall direct such parties to return to the Company all confidential information provided by or on behalf of the Company to such parties, shall direct such parties to destroy any documents or other materials they created containing confidential information provided by or on behalf of the Company, and shall use its reasonable best efforts to see that such information is returned or destroyed. Neither the Company nor any of its Subsidiaries shall, and the Company shall use its reasonable best efforts to cause its and its Subsidiaries respective officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives ("Representatives") not to, (i)
                                               ---------------
directly or indirectly, initiate, solicit or encourage, or take any action to facilitate the making of, any Takeover Proposal (as defined below), or (ii) directly or indirectly, engage in negotiations or discussions with, or provide any confidential information or data to, any person relating to any Takeover Proposal; provided, however, that at any time prior to the date of the Stockholders' meeting contemplated by Section 5.3 (the "Applicable Period"), the
                                                        -----------------
Company may, in response to a Superior Proposal (as defined below) which was not solicited by it or any Representative of the Company and which did not otherwise result from a breach of this Section 5.1(a), and subject to providing written notice of its decision to take such action to the Parent (the "Notice") and
                                                               ------
compliance with Section 5.1(c), but only after the third business day following delivery of the Notice to Parent (x) furnish information with respect to the Company and/or its Subsidiaries to any person making a Superior Proposal pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such Superior Proposal.

          (b) Neither the Board of Directors of the Company nor any committee thereof shall (x) unless such Board or committee shall have determined in good faith that such action is required by its fiduciary duties under applicable law, withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Parent, such Board's or committee's approval or recommendation of the Merger or this Agreement, (y) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement (other than a confidentiality agreement in connection with a Superior Proposal which is entered into by the Company in accordance with Section 5.1(a) relating to any Takeover Proposal (each, an "Acquisition Agreement"), or (z) approve or recommend, or propose to
           ---------------------
approve or recommend, any Takeover Proposal. Notwithstanding the foregoing, in response to a Superior Proposal which was not solicited by the Company, and which did not otherwise result from a breach of Section 5.1(a), the Board of Directors of the Company may (subject to this sentence) terminate this Agreement and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Acquisition Agreement with respect to any Superior Proposal, but only at a time that is during the Applicable Period and is after the fifth business day following the Company's delivery of written notice advising the Parent that the Board of Directors of the Company has resolved to accept a Superior Proposal (subject to such termination), specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal.

          (c) The Company promptly shall advise the Parent orally and in writing of any Takeover Proposal or any inquiry with respect to any Takeover Proposal, the identity of the person making any such Takeover Proposal or inquiry and the material terms and conditions of any such Takeover Proposal or inquiry. The Company shall keep the Parent reasonably informed of the status and material terms and conditions of any such Takeover Proposal or inquiry.

          (d) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act provided that the Company and its Board of Directors complies with Section 5.1(b) hereof.

          For purposes of this Agreement, a "Takeover Proposal" means any
                                             -----------------
proposal or offer from any person relating to (i) any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of the common stock or voting power (or of securities or rights convertible into or exercisable for such common stock or voting power) of the Company, (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of the common stock or voting power (or of securities or rights convertible into or exercisable for such common stock or voting power) of the Company, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries that constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries taken as a whole, in each case other than the transactions contemplated by this Agreement or transactions permitted under Section 5.2.
Each of the transactions referred to in clauses (i)-(iii) of the foregoing definition of Takeover Proposal, other than the transactions contemplated by this Agreement and transactions permitted under Section 5.2 is referred to herein as an "Acquisition Transaction."
              -----------------------

          For purposes of this Agreement, a "Superior Proposal" with respect to
                                             -----------------
the Company means any proposal (x) made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or at least 50% of the assets of the Company and its Subsidiaries, taken together, (y) which is otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor and based on such other matters as the Board of Directors of the Company deems relevant) to be more favorable to the Company's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being obtained by such third party and (z) which such Board, after considering such matters as such Board deems relevant (including the advice of outside counsel), determines in good faith that the Company furnishing information to the third party, participating in discussions or negotiations with respect to the Superior Proposal or withdrawing or modifying its recommendation with respect to the Merger or recommending a Takeover Proposal, or terminating this Agreement, is required for the Board of Directors of the Company to comply with its fiduciary duties to the Company and its stockholders under applicable law.

          5.2   Interim Operations.

          (a) Prior to the Effective Time, except as set forth in Section 5.2 of the Company Disclosure Schedule or as expressly provided for in this Agreement, unless Parent has consented in writing thereto (such consent not to be unreasonably withheld or delayed), the Company:

          (i) shall, and shall cause each of the Company Subsidiaries to, conduct its operations in the ordinary course consistent with the manner as heretofore conducted;

          (ii) shall use commercially reasonable efforts, and shall cause each of the Company Subsidiaries to use commercially reasonable efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

          (iii) shall not, and shall cause each of the Company Subsidiaries not to, amend their respective Certificates of Incorporation or Bylaws or comparable governing instruments;

          (iv) shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect such that the condition set forth in Section 6.3(a)(ii) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement;

          (v) shall not, and shall not permit any of the Company Subsidiaries to, (A) acquire or agree to acquire by merging or consolidating with, or by acquiring any capital stock of or purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or (B) acquire or agree to acquire assets other than in the ordinary course of business or (C) release or relinquish or agree to release or relinquish any material contract rights;

          (vi) shall not, and shall not permit any of the Company Subsidiaries to, effect any stock split or otherwise change its capitalization or issue any shares of its capital stock or securities convertible into or exchangeable or exercisable for shares of its capital stock, except upon exercise of options outstanding as of the date hereof to purchase shares of Company Common Stock under the Company Stock Option Plans;

          (vii) shall not, and shall not permit any of the Company Subsidiaries to, grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock or other securities of the Company or any of the Company Subsidiaries or amend or otherwise modify any outstanding options or warrants;

          (viii) shall not, and shall not permit any of the Company Subsidiaries to, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, or to redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (ix) shall not, and shall not permit any of the Company Subsidiaries to, take or fail to take any actions which would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code with respect to which gain recognition is not required under
Section 367(a) of the Code;

          (x) shall not, and shall not permit any of the Company Subsidiaries to, amend in any material respect, except as required by applicable law or in response to changes in applicable law, the terms of any Company Employee Plans, including, without limitation, any employment, severance or similar agreements or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements or any employment, severance or similar agreements or arrangements, or grant any award thereunder (except in the case of awards not involving the acquisition of securities, in the ordinary course of business consistent with past practice), or grant any salary increases to any employee of the Company or any of the Company Subsidiaries except in the ordinary course of business consistent with past practice except that (A) the Company may hire, and enter into compensation arrangements with, employees in the ordinary course of business consistent with past practice and (B) this subsection (x) shall not preclude the Company from making payments required under Company Employee Plans in effect on the date hereof;

          (xi) shall not, and shall not permit any of the Company Subsidiaries to, except in the ordinary course of business consistent with past practice, (x) incur, create, assume or otherwise become liable for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity or (y) make any loans or advances to any other person;

          (xii) shall not, and shall not permit any of the Company Subsidiaries to, (x) make, revoke or change any material election with respect to Taxes unless required by applicable law or (y) settle or compromise any material Tax liability;

          (xiii) shall not, and shall not permit any of the Company Subsidiaries to, authorize capital expenditures which are, in the aggregate, in excess of $1 million for the Company and the Company Subsidiaries taken as a whole;

          (xiv) shall not, and shall not permit any of the Company Subsidiaries to, except for the payment of reasonable professional fees relating to the Merger or otherwise and reasonable fees to financial advisors (which financial advisory fees have heretofore been disclosed or are otherwise acceptable, to Parent), pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in an amount in excess of $1 million in the aggregate, other than the payments, discharges or satisfactions, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Company's most recent audited balance sheet as of a date prior to the date hereof or subsequently incurred in the ordinary course of business and consistent with past practice or collect, or accelerate the collection of, any amounts owed (including accounts receivable) other than collection in the ordinary course;

          (xv) shall not, and shall not permit any of the Company Subsidiaries to, except in the ordinary course of business or as otherwise expressly contemplated hereby, grant or acquire any material licenses to use any Intellectual Property Rights or unpatented inventions set forth in the Company Disclosure Schedule; provided that the Company shall not grant any material
                     --------
licenses to use any material Intellectual Property Rights or unpatented inventions so set forth without the prior written consent of Parent, which consent shall not be unreasonably withheld;

          (xvi) shall not, and shall not permit of the Company Subsidiaries to, allow any insurance policy naming it as a beneficiary or a loss payee to be cancelled, terminated or materially altered, except in the ordinary course of business and consistent with past practice and following written notice to Parent (provided that an insurer refusing to renew a policy shall not be deemed a breach of this covenant);

          (xvii) shall not, and shall not permit any of the Company Subsidiaries to, enter into any hedging, option, derivative or other similar transaction;

          (xviii) shall notify Parent a reasonable time in advance of, and shall permit a representative of Parent to review or participate in, any communications, meetings, or correspondence between the Company or any Company Subsidiary and the FDA, the European Agency for the Evaluation of Medical Products or similar regulatory agency and in any of the Company's internal planning meetings that cover substantive issues relating to Evacet(TM), except, in each case, as may be inconsistent with applicable law or regulation; and

          (xix) shall not, and shall not permit any of the Company Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

          (b) Prior to the Effective Time, except as set forth in Section 5.2 of the Parent Disclosure Schedule or as expressly provided in this Agreement, unless the Company has consented in writing thereto (such consent not to be unreasonably withheld or delayed), Parent:

          (i) shall, and shall cause each of the Parent Subsidiaries to, conduct its operations in the ordinary course consistent with the manner as heretofore conducted;

          (ii) shall use commercially reasonable efforts, and shall cause each of Parent Subsidiaries to use commercially reasonable efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

          (iii) shall not, and shall cause each of Parent Subsidiaries not to, amend their respective Certificates of Incorporation or Bylaws or comparable governing instruments;

          (iv) shall give prompt notice to the Company of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect such that the condition set forth in Section 6.2(a)(ii) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement;

          (v) shall not, and shall not permit any of Parent Subsidiaries to, take or fail to take any actions which would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code with respect to which gain recognition is not required under Section 367(a) of the Code; and

          (vi) shall not, and shall not permit any of Parent Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

          5.3   Meetings of Stockholders.

          The Company will, as soon as reasonably practicable following the date of this Agreement, take all action necessary to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") as promptly as practicable for the purpose of obtaining the approval of its stockholders of this Agreement and the Merger.
The Company Board shall recommend such approval and shall use its reasonable best efforts to solicit such approval, including, without limitation, timely mailing the Proxy Statement/Prospectus (as defined in Section 5.7); provided, however, that such recommendation or solicitation shall not be required and the Company Board may withdraw or modify such recommendation or solicitation, if previously made, if and to the extent that the Company Board determines after the date hereof, in its good faith judgment, after consulting with counsel, that such actions may be required by its fiduciary duties. The Company shall take all lawful action necessary or advisable to hold the Company Stockholders Meeting and collect the votes of its stockholders, including, without limitation, timely mailing to its stockholders the Proxy Statement/Prospectus as promptly as practicable after the Form F-4 (as defined in Section 6.7) shall be declared effective. Whether or not the Board of Directors of the Company, or any committee thereof, shall have (a) withdrawn or modified in a manner adverse to the Parent such Board's or Committee's approval or recommendation of the Merger and this Agreement or otherwise determined that the Merger and/or Agreement are no longer advisable, or (b) approved, recommended and determined advisable a Superior Proposal, the Merger and the Agreement shall be submitted to the stockholders of the Company for the purpose of acting thereupon at the Company Stockholders Meeting.

          5.4  Reasonable Efforts; Further Assurances.

          Subject to the terms and conditions herein provided, each of the parties hereto will promptly file and prosecute diligently the applications and related documents required to be filed by such party with the applicable regulatory authorities in order to effect the transactions contemplated hereby, including filings under the HSR Act and other Regulatory Laws requesting early termination of the applicable waiting period. The parties shall make the filings contemplated by the HSR Act and the Irish Mergers Act within ten business days of the date hereof. Each party hereto agrees to use all commercially reasonable efforts to, and shall take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation which is a party to this Agreement shall take all such necessary action. Each of the parties hereto agrees to defend vigorously against any actions, suits or proceedings in which such party is named as defendant which seeks to enjoin, restrain or prohibit the transactions contemplated hereby or seeks damages with respect to such transactions. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended,
                             --------------
the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of the competition, in each case applicable to the transactions contemplated by this Agreement.

          5.5  Inspection of Records.

          From the date hereof to the Effective Time, the Company and Parent shall (i) allow all designated officers, attorneys, accountants and other representatives of their respective companies reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the other party and their Subsidiaries, (ii) furnish to such other party and such other party's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (iii) instruct employees, counsel and financial advisors to cooperate with such party in such party's investigation of the business of the other party and its Subsidiaries. Except as required by law, Parent and the Company will hold, and will cause their respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any and all information received from the Company or from Parent, as the case may be, directly or indirectly, in confidence, in accordance with the Confidentiality Agreement dated as of November 22, 1999 between Parent and the Company (as it may be amended from time to time, the "Confidentiality Agreement").

          5.6  Publicity.

          The initial press release relating to this Agreement shall be a joint press release in the form heretofore agreed to by the parties and thereafter the Company and Parent shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filing with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

          5.7  Registration Statement.

          Parent and the Company shall cooperate and promptly prepare and Parent shall file with the SEC as soon as practicable a Registration Statement on Form F-4 (the "Form F-4") under the Securities Act, with respect to the Parent ADSs and CVRs issuable in the Merger, which Registration Statement shall contain the proxy statement with respect to the meeting of the stockholders of the Company in connection with the Merger (the "Proxy Statement/Prospectus"). The parties shall cause the Form F-4 to be filed or confidentially submitted within 20 days of the date hereof. The respective parties will cause the Proxy Statement/Prospectus and the Form F-4 to comply in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Parent shall use reasonable efforts, and the Company will cooperate with Parent, to have the Form F-4 declared effective by the SEC as promptly as practicable. Parent shall take all action required to obtain, prior to the effective date of the Form F-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus and the Form F-4, shall not (i) at the time the Form F-4 is declared effective, (ii) at the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to holders of Parent and Company Common Stock, (iii) at the time of the Company Stockholders Meeting and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus and the Form F-4, shall not (i) at the time the Form F-4 is declared effective, (ii) at the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to holders of Parent and Company Common Stock, (iii) at the time of the Company Stockholders Meeting and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. No amendment or supplement to the Proxy Statement/Prospectus will be made by the Company without the approval of Parent and no amendment of the Form F-4 will be made by Parent without the approval of the Company (such consent not to be unreasonable withheld or delayed). Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form F-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent ADSs issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form F-4 or comments thereon and responses thereto or requests by the SEC for additional information.

          5.8  Listing Application.

          Parent shall promptly prepare and submit to the NYSE a listing application covering the Parent ADSs issuable in the Merger and upon exercise of the Parent Options, and shall use all reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Parent ADSs, subject to official notice of issuance. Parent shall promptly prepare and submit to the Irish Stock Exchange and the London Stock Exchange a listing application covering the Parent Ordinary Shares to be represented by Parent ADSs issuable in the Merger and upon exercise of the Parent Options, and shall use all reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such shares, subject to official notice of issuance.

          5.9  Affiliate Letters.

          No later than 30 days prior to the date of the Company Stockholders Meeting, the Company shall deliver to Parent a letter identifying all Persons who are at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to deliver or cause to be delivered to Parent, prior to the Closing Date, from each such person an Affiliate Letter in the form attached hereto as Exhibit B.

          5.10 Expenses.

          Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein and except that (a) the filing fee in connection with the filing of the Form F-4 or Proxy

Statement/Prospectus with the SEC, (b) the filing fees in respect of filings made pursuant to the HSR Act and other Regulatory Laws, (c) all filing fees in connection with any filings, permits or approvals made or obtained under applicable state securities and "blue sky" laws, (d) all printing, mailing and related expenses incurred in connection with the printing and mailing of the Proxy Statement/Prospectus and (e) all other expenses not directly attributable to any one of the parties, shall be paid one-half by Parent and one-half by the Company.

          5.11 Directors' and Officers' Indemnification and Insurance.

          (a) From and after the Effective Time for a period of six years, Parent agrees that it will indemnify and hold harmless each present and former director and officer of the Company or any Company Subsidiary (when acting in such capacity), determined as of the Effective Time (each, an "Indemnified Party" and, collectively, the "Indemnified Parties"), against any costs or expenses (including attorneys' fees and expenses), judgments, fines, losses, amounts paid in settlement claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, actual or threatened, whether civil, criminal, administrative or investigative, in whole or in part based on or arising in whole or in part out of matters existing or occurring at or prior to the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and its Certificate of Incorporation, as amended, or Amended and Restated Bylaws in effect on the date hereof to indemnify such Indemnified Party. Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the Indemnified Party to whom expenses are advanced provides (i) a written affirmation of his or her good faith belief that the standard of conduct necessary for indemnification has been met, and (ii) an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification).

          (b) Parent shall cause to be maintained, for a period of not less than six years from the Effective Time, the Company's current directors' and officers' liability insurance policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all present and former directors and officers of the Company or any Company Subsidiary, so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid for the D&O Insurance prior to the date of this Agreement (200% of such premium, the "Maximum Premium"); provided that Parent may, in lieu of maintaining such existing D&O Insurance as provided above, cause no less favorable coverage to be provided under any policy maintained for the benefit of the directors and officers of Parent or a separate policy provided by the same insurer. If the existing D&O Insurance expires, is terminated or canceled by the insurer or if the annual premium would exceed the Maximum Premium during such period, Parent shall obtain, in lieu of such D&O Insurance, such comparable directors' and officers' liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium and on terms and conditions no less advantageous to the directors and officers of the Company and its subsidiaries than the existing D&O Insurance.

          (c) The provisions of this Section are in addition to the rights that an Indemnified Party may have under the Certificate of Incorporation, as amended, Amended and Restated Bylaws or agreements of or with the Company or any of the Company Subsidiaries or under applicable law. Parent agrees to pay all costs and expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party in successfully enforcing the indemnity or other obligations under this Section. The provisions of this Section shall survive the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

          5.12 Conveyance Taxes.

          The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording and other fees or any similar Taxes ("Conveyance Taxes") which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. The Company shall pay all such Conveyance Taxes that become payable in connection with the transactions contemplated by this Agreement.

          5.13 Benefit Arrangements.

          For a period of one year following the Effective Time, Parent will provide or cause to be provided benefits to the Company employees and officers who are employed by Parent or any Parent Subsidiary (including the Company or any Company Subsidiary) immediately after the Effective Time ("Company Employees"), not substantially less favorable on an overall basis to the benefits currently provided to the Company Employees, and thereafter will provide Company Employees with benefits comparable to those provided to similarly-situated employees of Parent. From and after the Effective Time, Parent shall grant all Company Employees for purposes of all such benefit rights, credit for all service with the Company prior to the Effective Time (to the same extent that such service would be taken into account if it had been
service with the Parent) except   to the extent that this would result in
duplication of accrual. Parent and the Company agree that where applicable with respect to any medical or dental benefit plan of Parent, (i) Parent shall waive, with respect to any Company Employee, any pre-existing condition exclusion and actively-at-work requirements (to the extent such exclusion or requirement would not have applied under the applicable Company Employee Plan) and (ii) that any covered expenses incurred on or before the Effective Time by a Company Employee or a Company Employee's covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses will be taken into account if incurred by similarly situated employees of Parent.

          5.14 Takeover Statutes, Etc.

          (a) If any "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation is or may become applicable to the transactions contemplated hereby, the Company and its Board of Directors shall grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

          (b) The Company shall not waive, amend or otherwise make inapplicable to any third party (i) the terms of any confidentiality agreement the Company may have with any such third party, (ii) the Company Rights Agreement, or (iii)
Section 203 of the DGCL or any other anti-takeover statute or regulation which is or may become applicable to any transaction with the Company contemplated by such third party.

          5.15 Tax-Free Merger.

          (a) Each of the parties will use its best efforts to cause the Merger to qualify as a "reorganization" under Section 368(a) of the Code. None of Parent, Merger Sub, the Company or any of their respective Subsidiaries over which they exercise control, shall take any action, or fail to take any action, that would reasonably be expected to cause (i) the Merger not to qualify as a "reorganization" under Section 368(a) of the Code with respect to which gain recognition is not required under Section 367(a) of the Code or (ii) gain or loss to be recognized by any stockholder of the Company on the conversion of Company Common Stock into Parent ADSs and CVRs pursuant to the Merger, except with respect to the CVRs and cash received in lieu of a fractional share.

          (b) To avoid the application of Section 367(a)(1) of the Code, Parent covenants that, after the Closing, Parent will ensure that the Company complies with the reporting requirements in Treasury Regulation Section 1.367(a)-3(c)(6).

          (c) Parent shall provide to the Company stockholders who receive Parent ADSs in the Merger any information concerning Parent necessary to comply with the requirements of Section 6038B of the Code and Treasury Regulation
Section 1.6038B-1 (or any successor Regulation).

          (d) At or prior to the filing of the Form F-4 Registration Statement, the Company and Parent shall execute and deliver to Dewey Ballantine LLP, special tax counsel to the Company, and Cahill Gordon & Reindel, special tax counsel to Parent, tax representation letters in form and substance satisfactory to such counsel. Parent, Merger Sub and the Company shall each confirm to Dewey Ballantine LLP and Cahill Gordon & Reindel the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to the immediately preceding sentence. Following delivery of the tax representation letters contemplated pursuant to the first sentence of this Section 5.15(d), each of Parent and the Company shall use its best efforts to cause Dewey Ballantine LLP to deliver to the Company, and Cahill Gordon & Reindel to deliver to Parent, a tax opinion (i) to the effect that the Merger will qualify as a reorganization as described in Section 368(a) of the Code and that no gain or loss will be recognized by a stockholder of the Company on the conversion of Company Common Stock into Parent ADSs and CVRs pursuant to the Merger, except with respect to the CVRs and any cash received in lieu of a fractional share; provided, however, that (a) the Company complies with the reporting requirements contained in Treasury Regulation Section 1.367(a)-3(c)(6), and (b) the Company stockholder owns (including beneficial, indirect and constructive ownership) less than five percent of the total voting power and total value of Parent's outstanding stock immediately after the Merger, and (ii) with respect to such other federal income tax matters as the SEC requires in connection with the F-4 Registration Statement and the Proxy Statement/Prospectus, such opinions to be substantially identical in substance. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this
Section 5.15(d).

          5.16 CVR Agreement.

          Parent shall, at or prior to the Effective Time, duly execute and deliver the CVR Agreement and shall cause the Rights Agent to duly execute and deliver the CVR Agreement and the CVR Agreement shall be a valid and binding agreement of Parent, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

                                   ARTICLE 6

                                  Conditions

          6.1  Conditions to Each Party's Obligation to Effect the Merger.

          The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) This Agreement and the Merger shall have been approved by the holders of the issued and outstanding shares of capital stock of the Company in accordance with the DGCL and Company's Certificate of Incorporation.

          (b) The waiting period applicable to, or approvals of, the Merger under the HSR Act, the Irish Mergers Act and all other material Regulatory Laws, shall have expired or been terminated.

          (c) No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or governmental regulatory or administrative agency or commission of competent jurisdiction which restrains, enjoins or otherwise prohibits the Merger shall be in effect. In the event any such order, decree, ruling or other action shall have been issued, each party agrees to use commercially reasonable best efforts to have any such order, decree, ruling or other action reversed and any such restraint or injunction lifted.

          (d) The Form F-4 shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Form F-4 shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

          (e) The Parent ADSs to be issued to the Company stockholders in connection with the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance. The Parent Ordinary Shares to be represented by Parent ADSs issuable in the Merger shall have been approved for listing on the Irish Stock Exchange and the London Stock Exchange, subject to official notice of issuance.

          (f) All required third party consents, the absence of which would have a Material Adverse Effect on Parent or the Company, as the case may be, shall have been obtained.

          6.2  Conditions to Obligation of the Company to Effect the Merger.

          The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) (i) Parent and Merger Sub shall have performed in all material respects all obligations contained in this Agreement required to be performed by them on or prior to the Closing Date, (ii) the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without regard to any materiality qualifiers therein) as of the Closing Date (except for changes contemplated by this Agreement and except that those representations and warranties which address matters only as of a particular date shall have been true and correct as of such date), except where the failure to be true and correct would not, in the aggregate, have a Parent Material Adverse Effect, and (iii) the Company shall have received certificates of the President or a Vice President of Parent and Merger Sub dated the Closing Date, certifying to such effect with respect to Parent and Merger Sub, respectively.

          (b) The Company shall have received an opinion of Dewey Ballantine LLP, special tax counsel to the Company, dated as of the Closing Date, to the effect that the Merger will qualify as a reorganization within the meaning of
Section 368(a) of the Code and that no gain or loss will be recognized by a stockholder of the Company on the conversion of Company Common Stock into Parent ADSs and CVRs pursuant to the Merger, except with respect to the CVRs and cash received in lieu of a fractional share, provided that (i) the Company complies with the reporting requirements contained in Treasury Regulation Section 1.367(a)-3(c)(6) and (ii) the Company stockholder owns (including beneficial, indirect and constructive ownership) less than five percent of the total voting power and total value of Parent's outstanding stock immediately after the Merger. The issuance of such opinion shall be conditioned upon the receipt by such special tax counsel of customary representation letters from each of Parent, Merger Sub, and the Company, in each case in form and substance satisfactory to such special tax counsel. Each such representation letter shall be dated on the date of such opinion and shall not have been withdrawn or modified in any respect.

          (c) Since September 30, 1999, other than as set forth in the Parent Reports or Section 4.9 of the Parent Disclosure Schedule, through the Effective Time, there shall not have occurred a Parent Material Adverse Effect (or, if a Parent Material Adverse Effect shall have occurred, it shall have been cured).

          6.3 Conditions to Obligation of Parent and Merger Sub to Effect the Merger.

          The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) (i) The Company shall have performed in all material respects all obligations contained in this Agreement required to be performed on or prior to the Closing Date, (ii) the representations and warranties of the Company contained in this Agreement shall be true and correct (without regard to any materiality qualifiers therein) as of the Closing Date (except for changes contemplated by this Agreement and except that those representations and warranties which address matters only as of a particular date shall have been true and correct as of such date), except where the failure to be true and correct would not, in the aggregate, have a Company Material Adverse Effect, and
(iii) Parent shall have received a certificate of the President or a Vice President of the Company, dated the Closing Date, certifying to such effect with respect to the Company.

          (b) Parent shall have received an opinion of Cahill Gordon & Reindel, special tax counsel to Parent, dated as of the Closing Date, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that no gain or loss will be recognized by a stockholder of the Company on the conversion of Company Common Stock into Parent ADSs and CVRs pursuant to the Merger, except with respect to the CVRs and any cash received in lieu of a fractional share, provided that (i) the Company complies with the reporting requirements contained in Treasury Regulation Section 1.367(a)-3(c)(6) and (ii) the Company stockholder owns (including beneficial, indirect and constructive ownership) less than five percent of the total voting power and total value of Parent's outstanding stock immediately after the Merger. The issuance of such opinion shall be conditioned upon the receipt by such special tax counsel of customary representation letters from each of Parent, Merger Sub, and the Company, in each case in form and substance satisfactory to such special tax counsel. Each such representation letter shall be dated on the date of such opinion and shall not have been withdrawn or modified in any respect.

          (c) Since September 30, 1999, other than as set forth in the Company Reports or Section 3.9 of the Company Disclosure Schedule, through the Effective Time, there shall not have occurred a Company Material Adverse Effect (or, if a Company Material Adverse Effect shall have occurred, it shall have been cured).

          (d) The Company shall have obtained from the New Jersey Department of Environmental Protection either (i) a declaration of non-applicability of the New Jersey Industrial Site Recovery Act ("ISRA") to the Merger or any other
                                          ----
transactions contemplated thereby, or (ii) approval of a negative declaration or other action required to comply with ISRA, in each case which is reasonably acceptable to Parent. The Company shall also have provided any environmental disclosure document required by the Indiana Responsible Property Transfer Law, Ind. Code Section 13-25-3-1 et seq., in a form reasonably acceptable to Parent.
                            -- ---

          (e) Less than 10% of the outstanding shares of Company Common Stock shall be Dissenting Shares.

                                   ARTICLE 7

                                  Termination

          7.1  Termination by Mutual Consent.

          This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by the mutual written consent of Parent, Merger Sub and the Company.

          7.2  Termination by Either Parent or the Company.

          This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or the Company if

          (a) the Merger shall not have been consummated by September 30, 2000, provided, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by such date.

          (b) the approval of the Company's stockholders required by Section 6.1(a) shall not have been obtained at a meeting called and duly held for the purpose of obtaining such approval, including any postponement or adjournment thereof, or

          (c) a United States federal, state, local or foreign court of competent jurisdiction or United States federal or state, local or foreign governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to clause (d) shall have used all reasonable best efforts to remove such injunction, order or decree, in accordance with Section 5.4.

          7.3  Termination by the Company.

          This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Company Board,

          (a) in accordance with Section 5.1(b), provided, however, in order for the termination of this Agreement pursuant to this clause of this Section
7.3 to be deemed effective, the Company shall have complied with all provisions contained in Sections 5.1(a), (b) and (c), including the notice provisions therein, and with applicable requirements of Section 7.5 including the payment of the Company Termination Fee (as defined hereafter),

          (b) if there has been a breach by Parent or Merger Sub of any representation or warranty contained in this Agreement that would cause the condition set forth in Section 6.2(a)(ii) to not be satisfied, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent,

          (c) if there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Parent which breach would cause the condition set forth in Section 6.2(a)(i) to not be satisfied, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent, or

          (d) in accordance with Section 2.2(a)(z) unless Parent shall have agreed to increase the Exchange Ratio to the Topped-Up Exchange Ratio as contemplated by such Section.

          7.4  Termination by Parent.

          This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of Parent, if

          (a) the Board of Directors of the Company or any committee of the Board of Directors of the Company, whether or not permitted pursuant to the terms hereof, (w) shall withdraw or modify in any manner adverse to Parent its approval or recommendation of this Agreement or the Merger, (x) shall recommend or shall approve an Acquisition Transaction, or shall state that it is not recommending against or that it is unable to make a recommendation regarding an Acquisition Transaction, (y) shall furnish or disclose non-public information to or negotiate, discuss or explore with a third party with respect to any Acquisition Transaction or (z) shall resolve to take any of the actions specified in clauses (w), (x) or (y) above, or

          (b) there has been a breach by the Company of any representation or warranty contained in this Agreement that would cause the condition set forth in
Section 6.3(a)(ii) to not be satisfied, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company, or

          (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Company, which breach would cause the condition set forth in Section 6.3(a)(i) to not be satisfied, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company.

          7.5  Effect of Termination and Abandonment.

          (a)  In the event that

               (w) any Person shall have made a Takeover Proposal to the Company or to its stockholders after the date hereof and thereafter this Agreement is terminated (1) by either party pursuant to Section 7.2(b) or
Section 7.2(a) and (2) within 12 months after the termination of this Agreement any Acquisition Transaction involving the Company shall have been consummated or any Acquisition Agreement with respect to an Acquisition Transaction involving the Company shall have been entered into,

               (x) any Person shall have made a Takeover Proposal to the Company or its stockholders after the date hereof and thereafter this Agreement is terminated by Parent pursuant to Section 7.4(a), or

               (y)  this Agreement is terminated by the Company pursuant to
Section 7.3(a)

               then, in any such case, the Company shall in no event later than
(i) the date an Acquisition Agreement is entered into with respect to an Acquisition Transaction involving the Company, or if no such agreement is entered into, upon the date of consummation of such Acquisition Transaction involving the Company, in the case of a termination described in clauses (w),
(ii) two days after such termination, in the case of a termination described in clause (x), or (iii) concurrently with such termination, in the case of a termination described in clause (y), pay Parent a fee of $22 million (the "Company Termination Fee"), which amount shall be payable by wire transfer of
 -----------------------
same day funds to a bank account designated by Parent. The Company Termination Fee shall be reduced by any amount paid or payable under Section 7.5(b).

          (b) In the event that this Agreement is terminated by either party pursuant to Section 7.2(b) or by Parent pursuant to Section 7.4(b) or Section 7.4(c) and no fee is payable under Section 7.5(a), after such termination, the Company shall reimburse Parent, promptly after being requested to do so by Parent, for all reasonable out-of-pocket documented costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby, including, without limitation, reasonable fees and expenses of accountants, attorneys and financial advisors and reasonable fees and expenses, up to an aggregate of $3 million.

          (c)  The Company acknowledges that the agreements contained in this
Section 7.5 are an integral part of the transactions contemplated in this Agreement and that, without these agreements, the Parent would not enter into this Agreement;

accordingly, if the Company fails to promptly pay the amount due from it pursuant to this Section 7.5 and in order to obtain such payment the Parent commences a suit which results in a judgment for the fees and expenses set forth in this Section 7.5, the Company shall pay to the Parent its costs and expenses (including reasonable attorneys' fees) in connection with such suit.

          (d) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, all obligations of the parties hereto shall terminate, except the obligations of the parties set forth in this Section
7.5 and Section 5.10 and except for the Confidentiality Agreement, provided that nothing in this Section 7.5(d) shall relieve any party from liability for willful breach, including, without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

          7.6  Extension; Waiver.

          At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 8

                              General Provisions

          8.1 Nonsurvival of Representations and Warranties; Survival of Tax Covenants.

          All representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Effective Time. All covenants shall survive in accordance with their terms.
Notwithstanding any other provisions of this Agreement, the covenants contained in Section 5.15 shall survive indefinitely.

          8.2  Notices.

          Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission, by courier or other national overnight express mail service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows.

     if to Parent or Merger Sub

          Elan Corporation, plc

          Lincoln House
          Lincoln Place
          Dublin 2, Ireland
          Telecopy: 011-353-1-662-4963
          Attention: Thomas G. Lynch

     with copies to:

          Cahill Gordon & Reindel
          80 Pine Street
          New York, NY 10005
          Telecopy: (212) 269-5420
          Attention:  William M. Hartnett

     If to the Company:


          The Lipsome Company, Inc.
          One Research Way
          Princeton, NJ 08540
          Telecopy: (609) 734-0882
          Attention: Charles A. Baker
               copy to: General Counsel

     with copies to:

          Dewey Ballantine LLP
          1301 Avenue of the Americas
          New York, New York 10019-6092
          Telecopy:  (212) 259-6333
          Attention:  Bernard E. Kury
                      Richard D. Pritz

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date of receipt.

          8.3  Assignment; Binding Effect.

          Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign its rights hereunder to any Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article 2

(Conversion and Exchange of Securities) and Section 5.11 (Directors' and Officers' Indemnification and Insurance), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. Parent shall cause Merger Sub to comply with its obligations hereunder.

          8.4  Entire Agreement.

          This Agreement, the Exhibits hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Confidentiality Agreement and any documents delivered by the parties in connection herewith or therewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

          8.5  Amendment.

          This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, after such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          8.6  Governing Law; Submission to Jurisdiction.

          This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

          The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, this Agreement may be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York County, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action or proceeding and irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party in the manner provided for notices in Section 8.2 shall be deemed effective service of process on such party.

          8.7  Counterparts.

          This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

          8.8  Headings.

          Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

          8.9  Interpretation.

          In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting each gender shall include the other gender and words denoting natural persons shall include corporations and partnerships and vice versa.

          8.10 Waivers.

          Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

          8.11 Incorporation of Exhibits.

          The Company Disclosure Schedule, the Parent Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

          8.12 Severability.

          Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          8.13 Enforcement of Agreement.

          The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

          8.14 Definitions.

          (a) As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

          (b) As used in this Agreement, "Company Material Adverse Effect" means a change in or effect on the Company or its Subsidiaries that is, or would reasonably be expected in the future to be, materially adverse to the business, results of operation or financial condition of the Company and the Company Subsidiaries taken as a whole; provided, however, that there shall not be taken into account (i) any adverse change or effect that is caused by or that arises out of conditions affecting the economy or securities markets generally or (ii) any adverse change or effect that is caused by or that arises out of conditions generally affecting the biotech or specialty pharmaceuticals industry.

          (c) As used in this Agreement, "Parent Material Adverse Effect" means a change in or effect on Parent or its Subsidiaries that is, or would reasonably be expected in the future to be, materially adverse to the business, results of operation or financial condition of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that that there shall not be taken into account (i) any adverse change or effect that is caused by or that arises out of conditions affecting the economy or securities markets generally or (ii) any adverse change or effect that is caused by or that arises out of conditions generally affecting the pharmaceutical industry.

          (d) As used in this Agreement the "Company's knowledge," or words of similar import means the actual knowledge, without independent investigation, of any of the directors or executive officers of the Company.

          IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.



                              ELAN CORPORATION, PLC


                              By: /s/ Thomas G. Lynch
                                 -------------------------------------------
                                 Name:  Thomas G. Lynch
                                 Title: Executive Vice President and Chief
                                        Financial Officer



                              LITHIUM ACQUISITION CORP.



                              By: /s/ Tom Lynch
                                 -------------------------------------------
                                 Name:  Tom Lynch
                                 Title: President



                              THE LIPOSOME COMPANY, INC.



                              By: /s/ Charles A. Baker
                                 -------------------------------------------
                                 Name:  Charles A. Baker
                                 Title: Chairman of the Board, Chief Executive
                                        Officer and President